Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Darden Restaurants, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.300% Notes due 2033	Rule 457(r)	$500,000,000	99.321%	$496,605,000	0.00014760	$73,298.90

Total Offering Amount						$496,605,000		$73,298.90

Total Fee Offsets						—		—

Net Fee Due								$73,298.90